Exhibit 4.79

Dated 4 January 2012

CRETAN TRADERS INC.

as Borrower

-and-

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Swap Bank

-and-

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Underwriter, Mandated Lead Arranger,

Bookrunner, Agent and Security Trustee

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 23 July 2008

(as amended and supplemented by two supplemental

agreements dated 12 October 2009 and 9 September 2011 and two supplemental letters dated 24 July 2009 and 8 February 2010) in respect of a loan facility of (originally) US$126,400,000

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	DEFINITIONS	2

2	REPRESENTATIONS AND WARRANTIES	3

3	AGREEMENT OF THE CREDITOR PARTIES	4

4	CONDITIONS	5

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	7

6	SUBSTITUTION	11

7	FEES AND EXPENSES	11

8	COMMUNICATIONS	11

9	SUPPLEMENTAL	11

10	LAW AND JURISDICTION	11

SCHEDULE I LENDERS		13

EXECUTION PAGE		14

THIS SUPPLEMENTAL AGREEMENT is dated 4 January 2012 and made

BETWEEN:

(1)	CRETAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (including its successors) as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany, as Swap Bank; and

(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, D-30159, Hannover, Germany as Underwriter, Mandated Lead Arranger, Bookrunner, Agent and Security Trustee.

BACKGROUND

(A)	By a loan agreement dated 23 July 2008 (as amended and supplemented by two supplemental agreements dated 12 October 2009 and 9 September 2011 and two supplemental letter agreements dated respectively 24 July 2009 and 8 February 2010), the “Loan Agreement”) made between (i) the Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) the Underwriter, (v) the Mandated Lead Arranger, (vi) the Bookrunner, (vii) the Agent and (viii) the Security Trustee, the Lenders made available to the Borrower a loan facility of (originally) US$126,400,000 (the “Loan”),

(B)	By the Agency and Trust Agreement entered into pursuant to the Loan Agreement, it was agreed that the Security Trustee would hold the Trust Property on trust for the Lenders.

(C)	As at the date of this Agreement the amount outstanding by way of principal under the Loan Agreement is US$85,350,000.

(D)	The Borrower has requested that the Creditor Parties agree to the release of the amount standing, on the date of this Agreement, to the credit of a cash collateral account (the “Cash Collateral Account”) held in the name of Monteagle Shipping S.A, (“Monteagle”) with Deutsche Schiffsbank AG as account bank as additional security pursuant to clauses 11.21(b) and 15.1(a) of the Loan Agreement simultaneously with the execution and/or registration of certain additional security in respect of or, as the case may be, on Hull No. H1637A (tbn “WOOLLOOMOOLOO”), a Panamax-size bulk carrier currently under construction by Hudong Zhonghua Shipbuilding (Group) Co., Ltd for Pergamos Owning Company Limited (the “Substitution”).

(E)	This Agreement sets out the terms and conditions on which the Creditor Parties agree to:

(i)	the Substitution; and

(ii)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1	Defined expressions. Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.2	Definitions. In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Builder” means Hudong-Zhonghua Shipbuilding (Group) Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China having its registered office at Pudong Dadao 2851, Shanghai 200129, the People’s Republic of China;

“Collateral Charter” means a time charter dated 14 September 2011 in respect of the Collateral Ship entered into between the Collateral Owner as owner and K2 Shipping Ltd. of the Marshall Islands as charterer;

“Collateral Charterparty Assignment” means a specific assignment of the Collateral Charter executed or, as the context may require, to be executed by the Collateral Owner owning the Collateral Ship in favour of the Security Trustee in such form as the Agent may approve or require;

“Collateral Deed of Covenant” means a deed of covenant collateral to the Collateral Mortgage executed or, as the context may require, to be executed by the Collateral Owner in favour of the Security Trustee in such form as the Agent may approve or require;

“Collateral Earnings Account” means an account opened or to be opened in the name of that Collateral Owner with the Agent in Hannover designated “Pergamos Owning Company Limited – Earnings Account” and any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Collateral Earnings Account for the purposes of the Finance Documents;

“Collateral Earnings Account Pledge” means a pledge over the Collateral Earnings Account executed or, as the context may require, to be executed by the Collateral Owner in favour of the Lenders in such form as the Agent may approve or require;

“Collateral Finance Documents” means, together, the Collateral Charterparty Assignment, the Collateral Deed of Covenant, the Collateral Earnings Account Pledge, the Collateral General Assignment, the Collateral Guarantee, the Collateral Manager’s Undertaking and the Collateral Mortgage and, in the singular, means any of them;

“Collateral General Assignment” means a deed containing a general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of the Collateral Ship and an assignment by the Collateral Owner of its rights under any charter (other than the Collateral Charter) and the charterer’s assignment of insurances in respect of the Collateral Ship, executed or, as the context may require, to be executed by the Collateral Owner in favour of the Security Trustee in such form as the Agent may approve or require;

“Collateral Guarantee” means a guarantee issued or, as the context may require, to be issued by the Collateral Owner in favour of the Security Trustee in such form as the Agent may approve or require;

“Collateral Manager’s Undertaking” means a letter of undertaking executed or, as the context may require, to be executed by the New Approved Manager in favour of the Security Trustee in the terms required by the Agent agreeing certain matters in relation to the management of the Collateral Ship and subordinating the rights of the New Approved Manager against the Collateral Ship and the Collateral Owner to the rights of the Security Trustee under the Finance Documents;

“Collateral Mortgage” means the first priority Maltese statutory mortgage over the Collateral Ship executed or, as the context may require, to be executed by the Collateral Owner in favour of the Security Trustee in such form as the Agent may approve or require;

“Collateral Owner” means Pergamos Owning Company Limited a corporation incorporated and existing under the laws of The Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Collateral Ship” means the Panamax-size bulk carrier of approximately 76,000 metric tons deadweight currently under construction by the Builder for, and to be purchased by, the Collateral Owner under the Shipbuilding Contract having Builder’s Hull No. H1637A and upon delivery to be registered under IMO No. 9584499 in the ownership of the Collateral Owner under the Maltese flag with the name “WOOLLOOMOOLOO”;

“Effective Date” means the date on which the Collateral Mortgage is registered in favour of the Security Trustee;

“Loan Agreement” means the loan agreement referred to in Recital (A) (as amended and supplemented by the supplemental agreements and letters referred to therein);

“Master Agreement” means the master agreement and schedule thereto referred to in Recital (B) including all Transactions and/or Confirmations (as each such term is defined in the Master Agreement) issued thereunder;

“Seller” means, together, China Shipbuilding Trading Company Limited, a corporation organised and existing under the laws of the People’s Republic of China, having Its registered office at Fangyuan Mansion, 56 (Yi), Zhongguancun Nandajic, Beijing 100044, the People’s Republic of China and the Builder; and

“Shipbuilding Contract” means the shipbuilding contract dated 5 Match 2010 made between the Seller and the Collateral Owner which is a party thereto, for the construction by the Builder of the Collateral Ship and Us purchase by the Collateral Owner, as the same may be supplemented and amended from time to time.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	Repetition of Loan Agreement representations and warranties. The Borrower hereby represents and warrants to the Agent, as at the date of this Supplemental Agreement, that the representations and warranties set forth in Clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this Supplemental Agreement.

2.2	Further representations and warranties. The Borrower hereby further represents and warrants to the Agent that, as at the date of this Supplemental Agreement:

(a)

each of the Borrower and the Collateral Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform Us obligations under this Supplemental Agreement or, as the case may be, the Collateral Finance Documents and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (including, but not limited to, the Collateral Finance Documents) and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the dale of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the Collateral Finance Documents and while all or any part of the Loan remains outstanding;

(c)	each of the Borrower and the Collateral Owner has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement or, as the case may be, the Collateral Finance Documents and such other documents to which each is a party and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)	the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby (including, but not limited to, the Collateral Finance Documents) does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and/or the Collateral Finance Documents and while all or any part of the Loan remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower or, as the case may be the Collateral Owner or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents and/or the Collateral Finance Documents) on any of such property or assets; and

(e)	each of the Borrower and the Collateral Owner has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this Supplemental Agreement or, as the case may be, the Collateral Finance Documents and all information furnished by the Borrower or, as the case may be, the Collateral Owner or on their behalf relating to their business and affairs in connection with this Supplemental Agreement or, as the case may be, the Collateral Finance Documents was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE CREDITOR PARTIES

3.1	Agreement of Creditor Parties. The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2,1 and 2.2 of this Supplemental Agreement, hereby agree with the Borrower, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	the Substitution; and

(b)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with the matters referred to in paragraph (a) above.

3.2	Effective Date. The agreement of the Creditor Parties contained in Clause 3.1 shall have effect on and from the Effective Date,

4	CONDITIONS

4.1	General. The agreements of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before the Effective Date or is satisfied that it will receive on or before the date of Substitution:

(a)	an original of this Agreement duly executed by the parties to it and countersigned by the Security Parties;

(b)	a certificate from an officer of each of the Borrower and the Collateral Owner confirming the names of all the directors and shareholders of the Borrower or, as the case may be, the Collateral Owner and having attached thereto true and complete copies of their certificates of incorporation and constitutional documents;

(c)	true and complete copies of the resolutions passed at separate meetings of all the directors and shareholders of the Borrower and the Collateral Owner authorising and approving the execution of, in the case of the Borrower, this Supplemental Agreement and, in the case of the Collateral Owner, the Collateral Finance Documents and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on their behalf;

(d)	the original of any power of attorney issued by the Borrower and the Collateral Owner pursuant to such resolutions aforesaid;

(e)	evidence that the Collateral Ship is:

(i)	registered in the ownership of the Collateral Owner under the laws and flag of Malta; and

(ii)	insured in accordance with the relevant provisions of the Collateral Guarantee and the Collateral Deed of Covenant and all requirements thereof in respect of such insurance have been fulfilled;

(f)	the Collateral Finance Documents duly executed by the Collateral Owner or, as the case may be, the New Approved Manager, together with evidence that;

(i)	the Collateral Mortgage has been registered against the Collateral Ship with first priority in accordance with the laws of Malta;

(ii)	all notices required to be given under the Collateral Deed of Covenant and the Collateral General Assignment have been given and acknowledged in the manner therein provided; and

(iii)	save for the Security Interests created by or pursuant to the Collateral Finance Documents there is no other Security Interest on the Collateral Ship or her Earnings, insurances or Requisition Compensation;

(g)	documents establishing that the Collateral Ship is managed by the New Approved Manager;

(h)	copies of ISM DOC and SMC and the ISSC under the ISPS Code in respect of the Collateral Ship;

(i)	evidence that the Collateral Ship maintains the highest available class with such first-class classification society which is a member of the IACS as the Agent may approve free of all recommendations and conditions of such classification society;

(j)	evidence that the Collateral Owner is a direct or indirect subsidiary of the Guarantor;

(k)	two valuations (at the cost of the Borrower) of each of the Ship, RAPALLO and the Collateral Ship each, dated not more than 30 days prior to the Substitution, prepared in accordance with clause 15.3 of the Loan Agreement by two Approved Brokers (one appointed by the Borrower and the other by the Agent) and addressed to the Agent together with such other evidence satisfactory to the Agent that if the ratio set out in clause 15.1 of the Loan Agreement (as amended and supplemented by this Supplemental Agreement) were applied immediately following the Substitution the Borrower would not be in breach of its obligations thereunder and that the Borrower would be in compliance with its obligations under Clause 6;

(l)	a copy of the Shipbuilding Contract and the Collateral Charter and of any addenda signed or issued by the Collateral Owner, the Seller or, as the case may be the relevant charterer (or any of them) under or in connection with each such document;

(m)	copies of the power of attorney in respect of the due authorisation and execution by the Seller of the Shipbuilding Contract;

(n)	a favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Collateral Ship as the Agent may require;

(o)	the original of any mandates or other documents required in connection with the opening or operation of the Collateral Earnings Account;

(p)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Germany and such other relevant jurisdictions as the Agent may require;

(q)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the Collateral Finance Documents (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate;

(r)	evidence that the process agent referred to in clause 30,4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Agreement and the Collateral Finance Documents;

(s)	evidence that the provisions of clause 9.1(d) of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, are complied with both as at the date of this Agreement and the Effective Date.

4.2	Waiver of conditions precedent. If the Agent, at its discretion, permits for the Substitution to take place before certain of the conditions referred to in Clause 4.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 30 days after the date of the Substitution (or such longer period as the Agent may specify).

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1	Amendments to Loan Agreement. In consideration of the agreement of the Creditor Parties contained in Clause 3.1 of this Supplemental Agreement, the Borrower hereby agrees with the Creditor Parties that upon satisfaction of the conditions referred to in Clause 4,1, the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by inserting in clause 1.1 thereof the definitions of “Builder”, “Collateral Charter”, “Collateral Charterparty Assignment”, “Collateral Deed of Covenant”, “Collateral Earnings Account”, “Collateral Earnings Account Pledge”, “Collateral General Assignment”, “Collateral Guarantee”, “Collateral Manager’s Undertaking”, “Collateral Mortgage”, “Collateral Ship”, “Collateral Owner” and “Shipbuilding Contract” set out in Clause 1.2;

(b)	by adding the following new definition on clause 1.1 thereof:

“Third Supplemental Agreement” means a third supplemental agreement to this Agreement, dated 4 January 2012 and entered into between (i) the Borrower, (ii) the Lenders, (iii) the Swap Bank, (iv) the Underwriter, (v) the Mandated Lead Arranger, (vi) the Bookrunner, (vii) the Agent and (viii) the Security Trustee;”;

(c)	by substituting the words “or, as the case may be, RAPALLO” after the word “Ship” in the definition of “Market Value” in clause 1.1 thereof with the words RAPALLO” or, as the case may be, the Collateral Ship”;

(d)	by adding to the definition of “Finance Documents” in clause 1.1 thereof a new sub-paragraph (m) as follows:

“(n)	the Collateral Finance Documents; and”,

and by re-designating the existing sub-paragraph (n) in the definition of “Finance Documents” in clause 1.1 thereof as a new sub-paragraph (o);

(e)	by adding after the word “Ship” the words RAPALLO or, as the case may be, the Collateral Ship” in:

(vi)	the first line of sub-paragraphs (a), (b) and (c) in the definition of “Total Loss”;

(vii)	the first line of the definition of “Total Loss Date”;

(viii)	the first and second lines of sub-paragraph (a) in the definition of “Total Loss Date”; and

(ix)	the second and third lines of sub-paragraph (b)(ii) in the definition of “Total Loss Date”,

in clause 1.1 thereof;

(f)	by substituting the words “or a New Ship” with the words RAPALLO or the Collateral Ship” after the words “the Ship” in:

(i)	in the third line of the definition of “Earnings” in clause 1.1;

(ii)	in the second and fifth lines of sub-paragraph (a) in the definition of “Earnings” in clause 1.1;

(iii)	in the first and fourth lines of sub-paragraph (c) in the definition of “Earnings” in clause 1.1;

(iv)	the second, fourth, fifth and sixth lines of sub-paragraph (b) in the definition of “ “Environmental Incident” in clause 1.1;

(v)	the second and fourth lines of sub-paragraph (c) in the definition of “Environmental Incident” in clause 1.1;

(x)	the first line of the definition of “Insurances” in clause 1.1;

(xi)	in the first and third lines of sub-paragraph (b) in the definition of “Insurances” in clause 1.1;

(xii)	the first line of the definition of “Major Casualty” in clause 1.1;

(xiii)	the fifth line of the definition of “New Approved Manager” in clause 1.1;

(xiv)	in the second and third line of sub-paragraphs (d) and (e), respectively, in the definition of “Permitted Security Interests” in clause 1.1;

(xv)	the first line of the definition of “Total Loss Date” in clause 1.1;

(xvi)	the first and second lines of sub-paragraph (a) in the definition of “Total Loss Date” in clause 1.1;

(xvii)	the second and third lines of sub-paragraph (b)(ii) in the definition of “Total Loss Date” in clause 1.l;

(xviii)	the second, third and fourth lines of the definition of “excess risk” in clause 1.2;

(xix)	the first and second lines of the definition of “obligatory insurances” in clause 1.2;

(xx)	the third line of clause 11.11;

(xxi)	the first line of clause 15.3;

(xxii)	the first line of clause 19.1(i);

(xxiii)	the first line of clause 19.1 (m); and

(xxiv)	the first line of clause 19.1(o)(ii),

thereof;

(g)	by substituting the words “the relevant New Owner” after the word “Borrower” with the words, “Roscoe, the Collateral Owner” in:

(i)	the second line in the definition of “Earnings”;

(ii)	the first line of sub-paragraph (a) in the definition of “Earnings”;

(iii)	the fifth line of sub-paragraph (b) in the definition of “Environmental Incident”;

(iv)	the third line of sub-paragraph (c) in the definition of “Environmental Incident”; and

(v)	the second line of sub-paragraph (o) in the definition of “Finance Documents”,

in clause 1.1 thereof;

(h)	by substituting the words “, the relevant New Owner” after the word “Borrower” with the words Roscoe or, as the case may be, the Collateral Owner” in:

(i)	the fifth line of sub-paragraph (e) in the definition of “Permitted Security Interests”;

(ii)	the seventh line of sub-paragraph (b) in the definition of “Total Loss”;

(iii)	the second line of sub-paragraph (c) in the definition of “Total Loss”;

(iv)	the second line of sub-paragraph (b) in the definition of “Total Loss Date”; and

(v)	the second line of sub-paragraph (b)(ii) in the definition of “Total Loss Date”,

in clause 1.1 thereof;

(i)	by substituting the words “or a New Owner” with the words Roscoe, the Collateral Owner” after the words “the Borrower” in:

(i)	the seventh line of clause 19.1 (g)(iv);

(ii)	the first and second line of sub-paragraph 19.1(i); and

(iii)	the first line of sub-paragraph (i) in clause 19.1(o) thereof and in the second line of the last paragraph of clause 19.1(o),

thereof;

(j)	by substituting the words “the New Owners” after the word “Guarantor” in the definition of “Security Party” in clause 1.1 thereof with the words Roscoe and the Collateral Owner”;

(k)	by substituting the words “owning that Ship or the relevant New Owner” after the words “the Borrower” in the second line of the definition of “obligatory insurances” in clause 1.2 thereof with the words “the Borrower, Roscoe or, as the case may be, the Collateral Owner”;

(l)	by substituting the words “or the relevant New Owner” after the words “the Borrower” in the second line of clause 19.1(m) thereof with the words “the Borrower, Roscoe or, as the case may be, the Collateral Owner”;

(m)	by deleting clause 15.1 (a) thereof in its entirety and replacing it with the following:

“(a)	the aggregate of (i) the aggregate Market Value of the Ship, RAPALLO and the Collateral Ship and (ii) any amount standing to the credit of the Cash Collateral Account pursuant to clause 6 of the Third Supplemental Agreement, plus”;

(n)	by substituting the words “or the relevant New Ship” after the words “the Ship” in clause 15.3(c) thereof with the words “, RAPALLO or, as the case may be, the Collateral Ship”;

(o)	by substituting clause 15.9 thereof with the following:

““15.9 Compliance. Compliance with Clause 15.1 above shall be determined as at 30 April and 31 October in each year (the “Compliance Date”) and, for the purposes of clause 6 of the Third Supplemental Agreement, on the date on which the Agents received the two valuations referred to, and pursuant to, clause 4.1(k) of the Third Supplemental Agreement, by reference to the valuations of the Ship, RAPALLO and the Collateral Ship prepared in accordance with Clause 15.3 and the Borrower shall be liable to reimburse the Agent, without prejudice to its obligations under Clause 15.7, with all legal and other expenses incurred by any Creditor Party in connection with such valuations.”;

(p)	by adding a new clause 15.10 as follows:

“15.10 Release of security. If, on a Compliance Date, the Agent determines in accordance with Clause 15.9 above that the asset cover ratio exceeds the minimum required asset cover ratio set out in Clause 15.1 (the “Minimum Asset Cover”) and receives:

(a)	notice from the Borrower requesting the release of such amount standing into the credit of the Cash Collateral Account (the “Released Amount”) which if deducted from the total amount standing into the credit of the Cash Collateral Account at the time, the Minimum Asset Cover is still maintained; and

(b)	evidence satisfactory to the Agent that the Minimum Asset Cover has been maintained for a period of at least [30] consecutive days prior to the relevant Compliance Date without taking into account the Released Amount, the Agent shall, subject to being indemnified to its satisfaction against any costs and expenses arising out of such release, proceed with the release of the Released Amount to the extent that the Minimum Asset Cover is maintained following such release Provided that no Event of Default is in existence or will result from such release.”;

(o)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(q)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Supplemental Agreement; and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.3	Finance Documents to remain in fall force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6	SUBSTITUTION

6.1	Effect upon Substitution. If the Agent determines in its sole discretion, based on the valuations given pursuant to Clause 4.1(k) and clauses 15.1 and 15.9 (as amended and supplemented pursuant to this Agreement) of the Loan Agreement, that if the ratio set out in such clause 15.1 were applied immediately following the Substitution the Borrower would:

(a)	be in breach of its obligations thereunder, the Borrower shall, on the date on which the Substitution is effected and at its option:

(i)	prepay such part (at least) of the Loan as will eliminate the shortfall; or

(ii)	maintain in the Cash Collateral Account, as from that date and on each Compliance Date, an amount equal to such shortfall; or

(b)	not be in breach of its obligations thereunder, the Creditor Parties shall release Monteagle from all Security Interests created under the Cash Collateral Account Pledge promptly thereafter.

7	FEES AND EXPENSES

7.1	Fees and expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary amendments.

7.2	Consent and handling fee. The Borrower shall pay to the Agent on the date of this Supplemental Agreement a non-refundable consent and handling fee of $30,000 to be distributed between the Lenders pro rata to their respective Contribution.

8	COMMUNICATIONS

8.1	General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE I

LENDERS

Lender	Lending Office

Norddeutsche Landesbank Girozentrale	Friedrichswall 10 D-30159 Hannover Germany

EXECUTION PAGE

BORROWER		/s/ Gunet Geoffroy
SIGNED by for and on behalf of CRETAN TRADERS INC.	) ) )

LENDERS
SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )

SWAP BANK
SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )

UNDERWRITER
SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )

MANDATED LEAD ARRANGER
SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )

BOOKRUNNER SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )

AGENT

SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Illegible

SECURITY TRUSTEE

SIGNED by for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE	) ) ) )	/s/ Illegible

Witness to all the above signatures	) )

Name:

Address:

/s/ ERICA LACOMBE
ERICA LACOMBE WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

COUNTERSIGNED 4 January 2012 for and on behalf of each of the following Security Parties which by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of this Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the Master Agreement.

/s/ George Economou for and on behalf of DRYSHIPS INC.

for and on behalf of ROSCOE MARINE LTD.

for and on behalf of MONTEAGLE SHIPPING S.A.

for and on behalf of TMS BULKERS LTD.